Exhibit 10.2

FBEC Worldwide Inc.

RESOLUTION FROM THE BOARD OF DIRECTORS

The undersigned, being members of the Board of Directors of FBEC Worldwide Inc., a Wyoming Corporation, do hereby declare and state that they consent to and hereby adopt the following resolutions and/or the following actions:

RESOLVED: In connection with the Board Meeting on July 30, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Company decided that in the best interest of growing its new product line, Wolf Shot Energy Drink, that Jason Spatafora was appointed as the Chief Marketing Officer (“CMO”) and as a member of the Board of Directors of FBEC Worldwide Inc. for a term of one year, under an Employment Agreement. Mr. Spatafora will receive an annual salary of One Hundred Eighty Thousand Dollars ($180,000) to be paid in monthly increments of $15,000. Mr. Spatafora will receive a signing bonus of Ten Million (10,000,000) shares of restricted common stock of FBEC.

Jason Spatafora, age 36, is a social media phenom. Mr. Spatafora has greatly impacted the public marijuana sector through his alter ego ‘The Wolf of Weed Street’. He holds the biggest audiences in the marijuana sector through his twitter handle @wolfofweedst and has gained his notoriety by beating the Nasdaq in Q1 gains by 3000% when the marijuana craze began in 2014. He is the Co-founder of MarijuanaStocks.com which has become the premier marketing & advertising platform in the public cannabis space & has been featured in many publications such as Men’s Journal, Vice and BBC. Beyond that “The Wolf” as he’s called, is the quintessential “Potrepreneur” by developing and seeding disruptive start-up’s like Wolfofweedstreet.com, BudHub.ca, Potbnb.com FindaMarijuanadoctor.com. Mr. Spatafora has a double degree in English & Creative Writing from the University of Arizona. Prior to his emergence in the public cannabis space he was director of sales and marketing for a nation-wide disaster restoration firm.

The Board of Directors has received the resignation of Darren Hamans on July 30, 2015 as a member of the Board of Directors. Mr. Hamans was appointed In connection with the Board Meeting on May 8, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Company had acknowledged that the majority shareholder and subsequent Board of Directors appointed Darren Hamans as a Director and Member of the Board of Directors of FBEC Worldwide Inc. The Board of Directors had authorized the Employment Contract for Darren Hamans, inclusive of Salary and Stock. This Employment agreement has been terminated with no further obligations of any considerations. Mr. Hamans has entered into a new consulting agreement as an Independent Sales Representative for the HEMP Energy product.

I certify that the Corporation is duly organized and existing and has the power to take action called for by the above Resolution dated July 30, 2015.

Acknowledged by:

Robert S. Sand, CEO	Jason Spatafora, Director

Darren Hammans, Director